Mail Stop 6010


      December 15, 2005


Mr. Michael J. Schuh
Chief Financial Officer
Sonosite, Inc.
21919 30th Drive S.E.
Bothell, WA  98021

	Re:	Sonosite, Inc.
		Form 10-K for the Year Ended December 31, 2004
      Form 10-Q for the Quarter Ended March 31, 2005, June 30,
2005,
and
          September 30, 2005
      File No. 000-23791


Dear Mr. Schuh:

	We have completed our review of your Form 10-K and related materials and do not, at this time, have any further comments.


	 							Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant




??

??

??

??